Exhibit 11

                 SEROLOGICALS CORPORATION AND SUBSIDIARIES
            STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (1)
                  (in thousands, except per share data)


                              Nine Months Ended       Three Months Ended
                              -----------------       ------------------
                             Sept. 29,   Sept. 28,   Sept. 29,   Sept. 28,
                                1996        1997        1996       1997
                              --------    --------    --------   --------
NET INCOME PER SHARE-PRIMARY:
 Weighted average number of
  common shares outstanding     13,259     14,560     14,106     14,929

 Shares issued upon assumed
  exercise of outstanding stock
  options and warrants             813        819        910        878

 Shares issued upon assumed
  conversion of $4.0 million
  convertible note                  --        160        --         213

 Shares issued upon assumed
  conversion of $2.55 million
  convertible note                 --           2        --           7
                                ------     ------    ------     -------
 Weighted average number of
  common and common equivalent
  shares outstanding            14,072     15,541    15,016      16,027
                                ======     ======    ======     =======

 Net income                    $ 5,968    $ 8,725  $ 2,208      $ 3,227

 Add back interest, net of tax,
  assuming conversion of $4.0
  million convertible note          --          66        --         29

 Add back interest, net of tax,
  assuming conversion of $2.55
  million convertible note          --           1        --          1
                                ------      ------     -----     ------
 Net income, assuming conversion
  of notes                       5,968       8,792     2,208      3,257
                                ======      ======    ======     ======
 Net income per common
  share-primary                $  0.42     $  0.57   $  0.15   $   0.20

NET INCOME PER SHARE-FULLY
DILUTED
 Weighted average number of
 common shares outstanding      13,259      14,560    14,106     14,929

 Shares issued upon assumed
 exercise of outstanding stock
 options and warrants              813         819       910        878

 Shares issued upon assumed
 conversion of $4.0 million
 convertible note                    --        160        --        213


 Shares issued upon assumed
 conversion of $2.55 million
 convertible note                    --          2        --         7

 Shares issued upon assumed
 conversion of $3.5 million
 convertible note                   375         --       375        --
                                  -----     ------    ------    ------
 Weighted average number of
 fully diluted shares
 outstanding                     14,447     15,541    15,391    16,027
                                 ======     ======    ======    ======

 Net income                     $ 5,968    $ 8,725   $ 2,208   $ 3,227

 Add back interest, net of tax,
 assuming conversion of
 $4.0 million convertible note       --         66        --        29

 Add back interest, net of tax,
 assuming conversion of
 $2.55 million convertible note      --          1        --        1

 Add back interest, net of tax,
 assuming conversion of
 $3.5 million convertible note      151        --         --       --
                                  ------    ------     -----    -----
 Net income, assuming
 conversion of notes            $  6,119  $  8,792  $  2,208  $  3,257
                                  ======   =======   =======   ======
Net income per common
share-fully diluted             $  0.42   $  0.57  $  0.14  $    0.20
                                  ======   =======   =======   ======

(1) All information herein gives retroactive effect to a 3-for-2 stock split effected February 28, 1997.